Contacts:   James C. Janning
            Allied Healthcare Products, Inc.
            (314) 771-2400

            Gary S. Maier
            Pondell Parsons & Wilkinson
            (310) 207-9300

                                                           FOR IMMEDIATE RELEASE

                        ALLIED HEALTHCARE PRODUCTS ADOPTS
                            SHAREHOLDER RIGHTS PLAN

     St. Louis, Missouri -- August 22, 1996 -- Allied Healthcare Products, Inc. Nasdaq/NMS: AHPI) today announced it has adopted a shareholder rights plan to assure shareholders fair value and equal treatment in the event of any proposed takeover of the Company.

     James C. Janning, president and chief executive officer, said "While the company did not take this action in response to any effort which management is aware to acquire control of Allied, the board felt it prudent and in the best interest of shareholders to establish a rights plan." He added that the rights plan is similar to those adopted by numerous other companies.

     Pursuant to the plan, a dividend of one preferred stock purchase right has been declared for each outstanding share of common stock to stockholders of record on September 4, 1996. Generally, the rights will not be exercisable until a person or group acquires, or commences a tender offer to acquire, beneficial ownership of more than 25 percent of Allied's common stock. Each right, when exercisable, entitles the holder to purchase one one-hundredth of a share of Series A Preferred Stock, par value $0.01 per share, at a purchase price of forty dollars ($40.00), subject to adjustment. No separate certificates evidencing the rights will be issued unless and until they become exercisable.

     Upon the acquisition of 25 percent of Allied's common stock without the consent of the board of directors, the holders of the rights, except such acquiring person, will have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, properties or other securities) having a value equal to two times the exercise price of the right. In the event of a merger or other business combination in which Allied is not the surviving entity or if 50 percent or more of Allied's assets or earning power are sold, the holders of the rights will have the right to receive, upon exercise, common stock of the acquiror.

     Prior to becoming exercisable, the rights are redeemable by the board of directors for $0.01 per right. If not so redeemed, the rights will expire on September 4, 2006.

     Allied Healthcare Products, Inc. is a leading manufacturer of respiratory therapy equipment, medical gas equipment and emergency medical products used in a wide range of hospital and alternate care settings.

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